EXHIBIT 10.1

www.nts.com

CHANGE OF CONTROL AGREEMENT

July 25, 2012

Mr. Michael El-Hillow
99 Monomoscoy West Road
Mashpee, Massachusetts  02649

Dear Michael:

The Company considers it essential to the best interests of its shareholders to attract top executives and to foster the continuous employment of key management personnel.  In this connection, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company. In order to induce you to accept employment with the Company and in consideration of your further services to the Company, the Company agrees that effective as of the date hereof you shall receive the severance benefits set forth in this letter agreement (“Agreement”) in the event your employment with the Company terminates subsequent to a Change in Control of the Company (as defined in Section 2(d) hereof) under the circumstances described below.

1.
Term of Agreement.   This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) the termination of your employment with the Company for any reason other than within 12 months following a Change in Control or for cause; (ii) satisfaction of all the Company’s obligations under this Agreement; (iii) the execution of a written agreement between the Company and you terminating this Agreement; or (iv) your death.

2.	Definitions. As used in this Agreement:

(a.)	“Annual Compensation” means the greater of:

(i.)
one year of base salary, computed at the highest base salary rate that you were paid by the Company for any one month during the 12-month period prior to the date of your termination of employment (the “Look-Back Period”); or

Mr. Michael El-Hillow
July 25, 2012

(ii.)	100% of the aggregate cash compensation received by you including base salary, bonuses, incentive compensation and commissions for any 12-month period ending within the Look-Back Period.

(b.)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c.)
“Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in substantial personal enrichment to you, (ii) a willful act by you which constitutes Gross Misconduct and which is injurious to the Company; or (iii) your conviction of a felony which the Board reasonably believe had or will have a material detrimental effect on the Company’s reputation or business.  The Board shall give you written notice (“For Cause Notice”) of the actions which it has determined constitute Cause.  You, or your authorized representative, shall have the right to appear before a quorum of the Board within 30 days following your receipt of the For Cause Notice and following such appearance (or after 30 days following the For Cause Notice if no appearance before the Board takes place), the Board shall issue a final determination either confirming or retracting the For Cause Notice.  If confirmed, the date of confirmation shall be deemed the date of termination for Cause.  If retracted, your at-will employment by the Company shall continue.

(d.)	“Change in Control” of the Company means and includes each and all of the following occurrences:

(i.)
The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or

(ii.)
The acquisition by any Person as Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

Mr. Michael El-Hillow
July 25, 2012

Any other provision of this Section notwithstanding, the term Change in Control shall not include either of the following events undertaken at the election of the Company:

(i.)	Any transaction, the sole purpose of which is to change the state of the Company’s incorporation; or

(ii.)
A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”); provided that the surviving corporation is owned directly or indirectly by the shareholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s Common Stock immediately preceding such transaction; and provided further, that the surviving corporation expressly assumes this Agreement.

(e.)	“Code” means the Internal Revenue Code of 1986, as amended.

(f.)
“Company” means National Technical Systems, Inc., a California corporation, its wholly owned subsidiaries, including, but not limited to, NTS Technical Systems, a California corporation, and any successor as provided in Section 7 hereof.

(g.)
“Disability” means that, at the time your employment is terminated, you have been unable to perform the duties of your position for a period of 180 consecutive days as the result of your incapacity due to physical or mental illness.

(h.)	“Good Reason” means any of the following that occur without your express written consent:

(i.)
a material reduction of your duties, position or responsibilities, or your removal from such position and responsibilities, unless you are provided with a comparable position (i.e., a position of equal or great organizational level, duties, authority, and compensation);

(ii.)	a reduction by the Company in your base compensation or overall compensation package (base salary, incentive compensation and bonus) as in effect immediately prior to such reduction;

Mr. Michael El-Hillow
July 25, 2012

(iii.)
a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced;

(iv.)
you are requested to relocate (except for office relocations that would not increase your one way commute by more than 20 miles) which relocation causes a material change in the geographic location at which you must perform services; or

(v.)	the failure of the Company to obtain the assumption of this Agreement pursuant to Section 7.

Notwithstanding the foregoing, in order for you to resign for Good Reason: (x) you must notify the Company in writing within 30 days of the initial existence of the condition described in (i) through (v) above and must provide the Company with 30 days to remedy such condition (y) the Company must fail to remedy the condition within 30 days after its receipt of your written notice, and (z) you must terminate your employment for Good Reason within ten days following the Company’s failure to remedy the Good Reason condition.

(i.)
“Gross Misconduct” means (i) theft or intentional damage of Company property; (ii) use, possession, sale or distribution of illegal drugs; (iii) being under the influence of alcohol or drugs (except to the extent medically prescribed) while on duty or on Company premises; (iv) involvement in activities representing conflicts of interest; (v) improper disclosure of confidential information; (vi) conduct endangering, or likely to endanger, the health or safety of another employee, or (vii) intentionally falsifying or misrepresenting material information on Company records.

(j.)
“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(4) thereof, including a group as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including ay trustee of such plan acting as Trustee).

(k.)
“Qualifying Termination of Employment” means the termination of your employment with the Company (i) by the Company other than for Cause, death, or Disability, or (ii) due to your resignation for Good Reason.  For purposes of this Plan, a Qualifying Termination of Employment must also constitute a Separation from Service.

Mr. Michael El-Hillow
July 25, 2012

(l.)	“Separation from Service” has the same meaning provided to such terms under Code Section 409A and the final regulations and other official regulatory guidance promulgated thereunder.

(m.)	“Severance Payment” means the payment of severance compensation as provided in Section 3 (a).

3.
Payment Upon Qualifying Termination of Employment Following a Change in Control.  Subject to Sections 3(c) and 4 below, if you experience a Qualifying Termination of Employment within 12  months following a Change in Control, then:

(a.)	You will be entitled to a Severance Payment in an amount computed as follows:

(i.)
A payment equal to one (1) times Annual Compensation.  The Company shall pay the Severance Payment as determined under this Section 3(a)(i) in a cash lump sum payment within 15 days following the “55-day Period” in which you are required to execute and not revoke the “Release” (as such terms are defined in Section 3(c) below); and

(ii.)
The same percentage of Company-paid health insurance benefits as were provided to you and your eligible dependents under plans of the Company immediately prior to the Change in Control for a total of 12  months.  Notwithstanding the foregoing, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Company-sponsored plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying you the monthly equivalent sufficient to provide you and your eligible dependents with equivalent coverage under a third party plan that is reasonably available to you and your eligible dependents.

(b.)
As a condition to receiving any benefits provided under this Section 3, you must (i) deliver to the Company an executed separation agreement and release of claims in the form prescribed by the Company, of all known and unknown claims that you then have against the Company or persons affiliated with the Company (the “Release”), (ii) not revoke the such release, and (iii) the Release must become effective within fifty-five (55) days from your Qualifying Termination of Employment (the “55-Day Period”).

(c.)
Notwithstanding any provision to the contrary, the Company shall have no obligation to make any payment or offer any benefits to you under this Agreement if your employment is terminated prior to a Change in Control; or (ii) if your employment is terminated within 12  months following a Change in Control for Cause, death, Disability, or resignation other than for Good Reason; or (iii) if your employment is terminated for any reason after 12  months following a Change in Control.

Mr. Michael El-Hillow
July 25, 2012

4.
Parachute Payments.  Notwithstanding Section 3 above, if all or any portion of the payments or benefits provided under Section 3, either alone or together with other payments or benefits which you receive or are then entitled to receive from the Company, would constitute a "parachute payment" within the meaning of Code Section 2800, such payments or benefits provided to you under Section 3 shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999; but only if, by reason of such reduction, your net after tax benefit shall exceed the "net after tax benefit" if such reduction were not made.  "Net after tax benefit" for purposes of this Agreement shall mean the sum of: (i) the total amount payable to you under Section 3, plus (ii) all other payments and benefits which you receive or are then entitled to receive from the Company that would constitute a "parachute payment" within the meaning of Code Section 2800, less (iii) the amount of federal income taxes payable with respect to the payment and benefits described in (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to you (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Code Section 4999.

5.
No Mitigation.  You shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any other payments you receive from the Company or from any wages, income or compensation you receive from any source whatsoever after your termination of employment with the Company.

6.
Exclusive Remedy.  In the event of a Qualifying Termination of Employment within 12 months following a Change in Control, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.  You shall not be entitled to any severance benefits, compensation, or other payments or rights upon Qualifying Termination of Employment within 12 months following a Change in Control other than those benefits expressly set forth in Section 3.

7.
Company's Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  As used in this Section 7, Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Mr. Michael El-Hillow
July 25, 2012

8.
Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after deposit with postal authorities transmitted by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.
Amendment.  No provision of this Agreement may be modified or amended unless you and the Company agree to such modification or amendment in a writing stating that it is intended to amend or modify this Agreement.

10.
At-Will Employment.  This Agreement is not intended to constitute, and shall not be deemed to constitute, an agreement of employment, and your employment with the Company shall continue to be "at will," meaning that you are free to terminate your employment with the Company at any time, with or without notice, for any reason or no reason, and the Company has the similar right to terminate your employment at any time, with or without notice, for any reason or no reason.

11.
Sole Agreement.  This Agreement represents the entire agreement between you and the Company with respect to the matters set forth herein, and, except for any Long Term Incentive Plan and any Supplemental Executive Retirement Plan, supersedes and replaces any prior agreements in their entirety.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly herein.  Notwithstanding the foregoing, nothing set forth in this Agreement is intended to supersede, replace, or modify any Long Term Incentive Plan and any Supplemental Executive Retirement Plan entered into by and between the Company and you.

12.
Employee's Successors.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

13.	Unfunded Arrangement. Benefits under this Agreement shall be paid, if at all, from the Company's general assets.

14.
Waiver.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision, or of the same condition or provision, at another time.

15.	Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

Mr. Michael El-Hillow
July 25, 2012

16.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

18.	Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

20.
Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in California, before a sole arbitrator in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered pursuant to the JAMS Streamlined Arbitration Rules and Procedures, but can be conducted before any arbitrator agreed to by the parties. If the parties fail to agree on an arbitrator within 15 calendar days of either party's service a written request for arbitration on the other party, then each party shall select one arbitrator, and those two arbitrator's shall jointly select a third arbitrator who solely shall then conduct the arbitration pursuant to this Section 20. Judgment on the arbitration award (the "Award") may be entered in any California court having jurisdiction.

21.
Compliance with Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A. Notwithstanding any provision in the Agreement to the contrary, if upon your Separation from Service, you are then a "specified employee" (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of nonqualified deferred compensation subject to Code Section 409A payable as a result of and within six (6) months following such Separation from Service until the earlier of (i) the first business day of the seventh month following your Separation from Service, or (ii) ten (10) days after the Company receives notification of your death. Any such delayed payments shall be paid without interest.

If the foregoing conforms to your understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.

Mr. Michael El-Hillow
July 25, 2012

IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

Very truly yours,

NATIONAL TECHNICAL SYSTEMS, INC.

By:	/s/ William C. McGinnis
William C. McGinnis
Chief Executive Officer

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST SET FORTH ABOVE:

/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer